Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MeriStar Hospitality Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-121939, 333-60463, 333-60465 and 333-37888) on Form S-8, the registration statement (No. 333-66229) on Form S-3 of our report dated March 15, 2005, with respect to the consolidated balance sheets of MeriStar Hospitality Corporation and subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004 and the related financial statement schedule of real estate and accumulated depreciation, our report dated March 15, 2005, with respect to the consolidated balance sheets of MeriStar Hospitality Operating Partnership, L.P. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2004 and the related financial statement schedule of real estate and accumulated depreciation, our report dated March 15, 2005, on the related supplementary consolidating information of MeriStar Hospitality Operating Partnership, L.P., and our reports dated March 15, 2005, with respect to managements’ of MeriStar Hospitality Corporation and MeriStar Hospitality Operating Partnership, L.P. assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, for MeriStar Hospitality Corporation and MeriStar Hospitality Operating Partnership, L.P., which reports appear in the December 31, 2004 annual report on Form 10-K of MeriStar Hospitality Corporation.

/s/ KPMG LLP
KPMG LLP

McLean, VA
March 15, 2005